Exhibit 99.1

Rafael Holdings Reports First Quarter Fiscal Year 2021 Results

NEWARK, NJ – December 15, 2020: Rafael Holdings, Inc., (NYSE: RFL), reported revenue of $1.1 million and a loss per share of $0.09 for the first quarter of its 2021 fiscal year, the three months ended October 31, 2020.

Q1 FY 2021 Consolidated Financial Highlights

  Revenue of $1.1 million in Q1 FY 2021, generated by Rafael Holdings’ real estate portfolio, decreased from $1.2 million in the year-ago quarter.
  Loss per share of $0.09, a decrease from $0.10 in the year ago quarter largely due to a gains on the sale of the Company’s commercial real estate property in Piscataway, New Jersey and other investments which more than offset the increased research and development expense.
  On December 7, 2020, the Company acquired the economic rights related to an additional 33.33% membership interest in Altira, a company which owns the rights to a receive a royalty on sales of certain Rafael Pharmaceuticals products. The acquisition added to the 33.33% interest purchased in fiscal 2020 As in the first such agreement, the Company purchased the potential right to receive a 1% royalty on Net Sales on these products.
  On December 7, 2020, Rafael Holdings entered into a Securities Purchase Agreement for the sale of 567,437 shares of the Company’s Class B common stock at a price per share of $22.91 (the closing price of Class B common stock on the prior trading day) for an aggregate purchase price of $13 million. In connection with the purchases, each purchaser was granted warrants to purchase 20% of the shares of Class B common stock purchased by such purchaser exercisable at $22.91. A majority of the proceeds received are expected to be used by the Company to exercise an additional portion of the warrant held by the Company’s subsidiary to purchase equity securities of Rafael Pharmaceuticals. The remaining proceeds are expected to be used to fund the operations of Rafael Holdings’ drug development programs including its Barer Institute subsidiary and for general corporate purposes.

Rafael Pharmaceuticals

At October 31, 2020, the Company and its subsidiaries collectively owned securities representing 51% of the outstanding capital stock of Rafael Pharmaceuticals and approximately 37% on a fully diluted basis. Recent developments announced by Rafael Pharmaceuticals include:

  The U.S. Food and Drug Administration (FDA) has granted Fast Track designation for the Company’s lead compound, CPI-613® (devimistat), for the treatment of both metastatic pancreatic cancer and acute myeloid leukemia (AML).
  Rafael Pharmaceuticals announced that it will initiate a Phase 2 clinical trial of CPI-613®(devimistat) in combination with hydroxychloroquine in patients with clear cell sarcoma of soft tissue. The Company will begin enrolling patients in partnership with Sara’s Cure and Sarcoma Alliance for Research through Collaboration (SARC).

  The FDA has granted Orphan Drug Designation for CPI-613® (devimistat) for the treatment of soft tissue sarcoma. Rafael Pharmaceuticals’ clinical trial will focus on the treatment of relapsed or refractory clear cell sarcoma.
  Rafael Pharmaceuticals announced that it had crossed the enrollment of 100 patients in its Phase 3 clinical trial (Armada 2000) for patients with relapsed or refractory acute myeloid leukemia (AML). The multi-center, open-label, randomized pivotal trial is assessing the efficacy and safety of Rafael’s lead compound CPI-613® (devimistat) in combination with high dose cytarabine and mitoxantrone (CHAM) compared to high dose cytarabine and mitoxantrone (HAM) therapy in older patients.

LipoMedix

At October 31, 2020, Rafael Holdings held 68% of the issued and outstanding ordinary shares of LipoMedix, a development-stage Israeli company focused on the development of an innovative, safe and effective cancer therapy based on liposome delivery.

Barer Institute

The Barer Institute has identified and begun to develop new therapeutic compounds, including compounds to regulate cancer metabolism, through internal development and in-licensing. It is working to validate newly discovered biomarkers for resistance and sensitivity within its portfolio compounds and to identify certain novel targetable mechanisms of action.

Remarks by Howard Jonas, Chairman and CEO of Rafael Holdings

“Rafael Holdings’continued to pursue the strategic goal of creating value in the pharmaceutical field including through its investments in Rafael Pharmaceuticals and its wholly owned Barer Institute. In that regard, I am pleased that, among other milestones achieved, Rafael Pharmaceuticals’ lead compound, CPI-613® (devimistat), received U.S. Food and Drug Administration granted Fast Track designation for the treatment of metastatic pancreatic cancer and, as Rafael Pharmaceuticals announced earlier today, for acute myeloid leukemia (AML). The Barer Institute continues to make meaningful progress on its drug development programs.”

About Rafael Holdings, Inc.:

Rafael Holdings is focused on development of novel cancer therapies. The company is a significant investor in two clinical stage oncology companies, Rafael Pharmaceuticals, Inc. and LipoMedix Pharmaceuticals Ltd. Through its wholly owned Barer Institute subsidiary, the company is developing compounds focused on the regulation of cancer metabolism. The company also holds commercial real estate assets in New Jersey and Jerusalem. For more information, visit our website at rafaelholdings.com.

Contact:
Rafael Holdings

David Polinsky

Chief Financial Officer

P: (212) 658-1450

E: invest@rafaelholdings.com

RAFAEL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share data)

	October 31, 2020	July 31, 2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,231	$6,206
Trade accounts receivable, net of allowance for doubtful accounts of $256 and $218 at October 31, 2020 and July 31, 2020, respectively	309	267
Due from Rafael Pharmaceuticals	240	118
Prepaid expenses and other current assets	460	273
Assets held for sale	—	2,968
Total current assets	8,240	9,832

Property and equipment, net	44,141	44,433
Equity investment – RP Finance	288	192
Due from RP Finance LLC	1,875	—
Investments – Rafael Pharmaceuticals	70,018	70,018
Investments – Other Pharmaceuticals	477	1,201
Investments – Hedge Funds	6,454	7,510
Deferred income tax assets, net	—	6
In-process research and development and patents	1,575	1,575
Other assets	1,550	1,580
TOTAL ASSETS	$134,618	$136,347
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade accounts payable	$1,155	$921
Accrued expenses	443	1,191
Amount due for purchase of membership interest	3,500	3,500
Other current liabilities	141	115
Due to related parties	30	—
Total current liabilities	5,269	5,727

Other liabilities	33	92
TOTAL LIABILITIES	5,302	5,819

COMMITMENTS AND CONTINGENCIES

EQUITY
Class A common stock, $0.01 par value; 35,000,000 shares authorized, 787,163 shares issued and outstanding as of October 31, 2020 and July 31, 2020, respectively	8	8
Class B common stock, $0.01 par value; 200,000,000 shares authorized, 15,050,609 issued and 15,044,547 outstanding as of October 31, 2020, and 15,034,598 issued and 15,028,536 outstanding as of July 31, 2020	149	149
Additional paid-in capital	129,393	129,136
Accumulated deficit	(17,701)	(16,255)
Accumulated other comprehensive income related to foreign currency translation adjustment	3,724	3,762
Total equity attributable to Rafael Holdings, Inc.	115,573	116,800
Noncontrolling interests	13,743	13,728
TOTAL EQUITY	129,316	130,528
TOTAL LIABILITIES AND EQUITY	$134,618	$136,347

RAFAEL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited, in thousands, except share and per share data)

	Three Months Ended October 31,
	2020	2019
REVENUE
Rental – Third Party	$236	$346
Rental – Related Party	520	520
Parking	177	224
Other – Related Party	120	120
Total revenue	1,053	1,210

COSTS AND EXPENSES
Selling, general and administrative	2,592	2,041
Research and development	515	245
Depreciation and amortization	437	466
Loss from operations	(2,491)	(1,542)

Interest expense, net	—	(64)
Net loss resulting from foreign exchange transactions	—	(5)
Gain on sale of building	749	—
Impairment of investments - Other Pharmaceuticals	(724)	—
Unrealized gain (loss) on investments - Hedge Funds	944	(37)
Loss before income taxes	(1,522)	(1,648)
Provision for income taxes	(5)	(4)
Equity in earnings of RP Finance	96	—
Consolidated net loss	(1,431)	(1,652)
Net loss (income) attributable to noncontrolling interests	15	(54)
Net loss attributable to Rafael Holdings, Inc.	$(1,446)	$(1,598)

OTHER COMPREHENSIVE LOSS
Net loss	$(1,431)	$(1,652)
Foreign currency translation adjustment	(38)	6
Total comprehensive loss	(1,469)	(1,646)
Comprehensive loss attributable to noncontrolling interests	(21)	(2)
Total comprehensive loss attributable to Rafael Holdings, Inc.	$(1,490)	$(1,648)

Loss per share
Basic and diluted	$(0.09)	$(0.10)

Weighted average number of shares used in calculation of loss per share
Basic and diluted	15,822,722	15,640,683

RAFAEL HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands)

	Three Months Ended October 31,
	2020	2019
Operating activities
Net loss	$(1,431)	$(1,652)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	437	466
Deferred income taxes	6	1
Net unrealized (gain) loss on investments - Hedge Funds	(944)	37
Impairment of investments - Other Pharmaceuticals	724	—
Equity in earnings of RP Finance	(96)	—
Provision for doubtful accounts	38	48
Stock-based compensation	214	94
Amortization of debt discount	—	54
Gain on sale of building	(749)	—

Change in assets and liabilities:
Trade accounts receivable	(80)	173
Prepaid expenses and other current assets	(187)	217
Other assets	30	(289)
Accounts payable and accrued expenses	(490)	(196)
Due from Rafael Pharmaceuticals	(122)	—
Other current liabilities	26	(12)
Due to related parties	30	(37)
Due from Rafael Pharmaceuticals	—	160
Other liabilities	(59)	—
Net cash used in operating activities	(2,653)	(936)

Investing activities
Purchases of property and equipment	(145)	(321)
Payment to fund RP Finance	(1,875)	—
Proceeds from sale of building	3,658	—
Proceeds related to distribution of Hedge Funds	2,000	—
Net cash provided by (used in) investing activities	3,638	(321)

Financing activities
Proceeds from exercise of options	43	—
Net cash provided by financing activities	43	—
Effect of exchange rate changes on cash and cash equivalents	(3)	4
Net increase (decrease) in cash and cash equivalents	1,025	(1,253)
Cash and cash equivalents, beginning of period	6,206	12,024
Cash and cash equivalents, end of period	$7,231	$10,771

Supplemental schedule of noncash investing and financing activities
Conversion of LipoMedix bridge notes	$—	$82
Conversions of related party convertible notes payable and accrued interest	$—	$15,668

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